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                                                               EXHIBIT 6.5



                              CONSULTING AGREEMENT



         This Consulting Agreement (the "Agreement"), effective as of July 1, 1997, by and between Neutral Posture Ergonomics, Inc. ("NPE"), a Texas corporation, located at 3904 N. Texas Avenue, Bryan, Texas 77803, and Dr. Jerome Congleton ("Dr. Congleton") of 13065 Valley Circle, College Station, Texas 77845.

         WHEREAS, NPE has engaged Dr. Congleton, and Dr. Congleton has agreed, to assist NPE in certain matters described below.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, NPE and Dr. Congleton hereby agree as follows:

                                   ARTICLE 1
                               TERM OF EMPLOYMENT

         1.01 NPE hereby engages Dr. Congleton, and Dr. Congleton hereby agrees to become a consultant with NPE, subject to the terms and conditions of this Agreement, for a period of ten (10) years, beginning on the 1st day of July, 1997.

                                   ARTICLE 2
                            DUTIES OF DR. CONGLETON
                              GENERAL DESCRIPTION

         2.01 Subject to the terms and conditions of this Agreement, Dr. Congleton is hereby engaged by NPE as a consultant to invent, discover, develop and improve designs, methods, formulas, machines and devices relating in any manner whatsoever to ergonomic devices (including chairs) and to otherwise advise and assist NPE in the furtherance of its business interests. The services of Dr. Congleton shall be performed at any laboratory, research facility, manufacturing plant or other facility or location at

CONSULTING AGREEMENT - PAGE 1

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which NPE conducts its business.  Whenever Dr. Congleton invents, discovers, develops or improves any of the designs, methods, formulas, machines and devices described above, Dr. Congleton shall immediately make a full disclosure of the subject matter to NPE and shall keep NPE fully informed at all times of all progress in connection with the process and product.

                                     TRAVEL

         2.02 During the term of this Agreement, Dr. Congleton shall be available to and shall travel on NPE business no more than twenty-five (25) days each calendar year, prorated for any period of partial service. Such travel shall be at NPE's expense and under such terms and conditions and to such places as directed by NPE.

                         ENGAGEMENT IN OTHER EMPLOYMENT

         2.03 NPE understands that Dr. Congleton is an Associate Professor at Texas A&M University and at no time shall NPE request Dr. Congleton to perform any service that is in conflict with his responsibilities as an Associate Professor at Texas A&M University. Dr. Congleton shall not perform any services hereunder, either solely or jointly with others, during the course of his regularly assigned duties as an Associate Professor at Texas A&M University System ("TAMUS") or with the utilization of any TAMUS facilities or services or in the performance of sponsored work under a contract or grant administered by TAMUS or any component thereof. Dr. Congleton agrees that if any conflict of interest between NPE and Texas A&M University shall arise during the term of the Agreement, Dr. Congleton shall promptly notify NPE and NPE may, at its option, immediately cancel this Agreement.

                         INDEPENDENT CONTRACTOR STATUS

         2.04 The parties hereby acknowledge and covenant that (i) Dr. Congleton is an independent contractor and has acted exclusively as an independent contractor and not as an employee of NPE in performing the duties assigned hereunder, and (ii) the parties do not intend, and will not hold out that





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there exists, any company, joint venture, undertaking for a profit or other form of business venture or any employment relationship among the parties other than that of an independent contractor relationship.

                                   ARTICLE 3
                         COMPENSATION OF DR. CONGLETON
                               BASIC COMPENSATION

         3.01 As compensation for services under this Agreement, Dr. Congleton shall be paid $90,000.00 annually, payable in equal bimonthly installments of $3,750.00 on the first and fifteenth day of each month during the period of service, prorated for any partial service period.

                            COST OF LIVING INCREASE

         3.02 Upon the completion of each calendar year during which Dr. Congleton is engaged by NPE, he shall be paid additional compensation in the form of a cost of living increase computed by multiplying the base salary by the consumer price index (CPI) as reported in the Wall Street Journal. Such cost of living increases shall be cumulative.

                                   ARTICLE 4
              REIMBURSEMENT OF EXPENSES INCURRED BY DR. CONGLETON
                               BUSINESS EXPENSES

         4.01 Dr. Congleton is authorized to incur reasonable business expenses for promoting the business of NPE, including expenditures for entertainment and travel at NPE's request. NPE will reimburse Dr. Congleton from time to time for all such business expenses, provided that Dr. Congleton presents to NPE:

                 (a) An account book in which Dr. Congleton recorded at or near the time each expenditure was made:

                          (i)     The amount of the expenditure;





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                          (ii)    The time, place and designation of the type
                                  of the entertainment and travel or other expenses;

                          (iii) The business reason for the expenditure and the nature of the business benefit derived or expected to be derived as a result of the expenditure; and

                          (iv) The names, occupations, addresses and other information concerning each person who was entertained, sufficient to establish a relationship to NPE.

                 (b) Documentary evidence, such as a receipt or a paid bill, that states sufficient information to establish the amount, date, place and the essential character of the expenditure, for each expenditure of $25.00 or more and for lodging while traveling away from home.

               SPECIFICATION OF BUSINESS EXPENSES IN NPE'S RULES

         4.02 This meaning of "business expenses," as used in this Agreement, is limited to those expenditures specified in the rules and regulations issued by NPE now in effect or as subsequently modified, notwithstanding anything else to the contrary in this Agreement.

                                   ARTICLE 5
                         PROPERTY RIGHTS OF THE PARTIES
                             INVENTIONS AND PATENTS

         5.01 Dr. Congleton agrees that he will promptly and fully inform and disclose to NPE all inventions, designs, improvements and discoveries that Dr. Congleton may have during the term of this Agreement that pertain or relate to the business of NPE or to any experimental work carried on by NPE, whether conceived by Dr. Congleton alone or with others. Dr. Congleton agrees to assign and hereby does assign to NPE all right, title and interest in and to any such inventions, designs, improvements, or discoveries conceived, developed or reduced to practice, either individually or jointly with others, during the term of this Agreement. Dr. Congleton shall assist NPE in obtaining patents on all such inventions, designs, improvements and discoveries deemed patentable by NPE and shall execute all





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documents and do all things necessary to obtain such patents and vest title in any such inventions, designs, improvements or discoveries in NPE.

                            CONFIDENTIAL INFORMATION

         5.02 Dr. Congleton, while engaged by NPE hereunder or at any time thereafter, will not, without the express written consent of NPE, directly or indirectly communicate or divulge, or use for the benefit of Dr. Congleton or of any other person, firm, association or company, any of NPE's trade secrets, proprietary data or other confidential information, which trade secrets and confidential information were communicated to or otherwise learned or acquired by Dr. Congleton in the course of Dr. Congleton's engagement with NPE, except that Dr. Congleton may disclose such matters to the extent that disclosure is required (a) in the course of Dr. Congleton's engagement with NPE or (b) pursuant to any deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process. Dr. Congleton will not use such trade secrets or confidential information in any way or in any capacity other than as a consultant of NPE and to further NPE's interests.

         Dr. Congleton recognizes that NPE has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on NPE's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Dr. Congleton agrees that Dr. Congleton owes NPE and such third parties, during the term of Dr. Congleton's engagement hereunder and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out work for NPE consistent with NPE's agreement with such third party) or to use it for the benefit of anyone other than for NPE or such third party (consistent with NPE's agreement with such third party) without the prior consent of an authorized representative of NPE.





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                            TRADE NAME OR TRADEMARK

         5.03 Dr. Congleton shall not, without the express written consent of NPE, either during the term of this Agreement or at any time after its termination, use or permit the use of NPE's name, or in connection with the trade name or trademark of any enterprise other than NPE's, whether it is a sole proprietorship, partnership, firm or corporation.

                                   COPYRIGHTS

         5.04 Dr. Congleton further agrees to assign and does hereby assign to NPE all right, title and interest in and to any copyrightable subject matter embodied in any of his work product pursuant to this Agreement. Dr. Congleton shall execute all documents necessary to vest title to any such copyrights in NPE.

                                   ARTICLE 6
                       NONCOMPETITION AND NONSOLICITATION

         6.01    (a)      During the term of this Agreement, NPE agrees to
                          provide Dr. Congleton with continued access to confidential information, including confidential information regarding refinements in NPE's proprietary technologies and strategic planning for new products and refinements to existing products and attendance at the training programs conducted by NPE regarding sales and marketing and underwriting and purchasing of new and existing products.

                 (b) Except as set forth in paragraph 6.01(c) below, as an inducement for NPE's agreement in paragraph 6.01(a) above and in exchange for the other consideration provided by NPE under this Agreement, during the term of this Agreement and for a period of 18 months from the last day of the term of this Agreement:

                          (i)     Dr. Congleton shall not, directly or
                                  indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to any business that is involved in the design, manufacturing, marketing, distribution or sale of ergonomic chairs and other office products (the "Business") in any foreign country or state in the United States where (as of the end of the term) NPE or any affiliate is engaged in the Business, or where Dr. Congleton has been involved in strategic planning on behalf of NPE or any affiliate to do the Business; provided, however, in each case, that Dr. Congleton may purchase or otherwise





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                                  acquire up to (but not more than) five
                                  percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Dr. Congleton agrees that this covenant is reasonable with respect to its duration, geographical area, and scope and that his skills and experience will allow him to earn a substantial income while still abiding by the restrictions contained in this Agreement.

                          (ii)    Dr. Congleton shall not, directly or
                                  indirectly, either for himself or any other person (A) induce or attempt to induce any employee of NPE or any affiliate to leave the employ of NPE or any affiliate; (B) in any such way interfere with the relationship between NPE or any affiliate and any employee thereof; (C) induce or attempt to induce any customer, supplier, licensee, or business relation of NPE or any affiliate to cease doing business with NPE or any affiliate, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of NPE or any affiliate; and

                          (iii)   Dr. Congleton shall not, directly or
                                  indirectly, either for himself or any other person, solicit the business of any person known to Dr. Congleton to be a customer or potential customer of NPE (meaning a person with which NPE has contacted or has developed plans to contact regarding establishing a customer relationship) or any affiliate, whether or not Dr. Congleton had personal contact with such person, with respect to products, services or other business activities which compete in whole or in part with the products, services or other business activities of NPE or any affiliate of NPE;

                 (c) In the event that this Agreement is terminated by Dr. Congleton for NPE's breach, the terms of paragraph 6.01(b) shall be null and void.

                                    REMEDIES

         6.02 Dr. Congleton acknowledges that in view of the nature of the business in which NPE is engaged, the restrictions contained in Articles 5 and 6 above are reasonable and necessary in order to protect the legitimate interests of NPE. Dr. Congleton further acknowledges that Dr. Congleton may have access to certain confidential information of NPE that constitutes valuable, special, and unique property of NPE.

         Dr. Congleton therefore hereby agrees that for violation of any of the provisions of Articles 5 and 6 of this Agreement, NPE shall be entitled to the following remedies:





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                 (a)      Damages from Dr. Congleton; and

                 (b) Injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Articles 5 and 6 of this Agreement, it being agreed that money damages alone would be inadequate to compensate NPE and would be an inadequate remedy for such breach.

                                   ARTICLE 7
           EFFECT OF NPE'S MERGER, TRANSFER OF ASSETS, OR DISSOLUTION

         7.01    This Agreement shall not be automatically terminated by:

                 (a)      Merger when NPE is not the surviving corporation; or

                 (b) Transfer of all or substantially all of the assets of NPE.

         In the event of any such merger or transfer of assets, the surviving or resulting corporation or the transferee of NPE's assets shall be bound by and shall have the benefit of the provisions of this Agreement, except that Dr. Congleton shall have the option to terminate this Agreement by giving the surviving or resulting corporation 60 days written notice of his intent to terminate. Such notice to terminate must be made within 60 days of the effective date of the merger or transfer. In the event of such termination by Dr. Congleton, he shall be entitled to compensation as set out in Article 8.

                                   ARTICLE 8
                 MUTUAL TERMINATION AND EFFECT ON COMPENSATION

         8.01 This Agreement may be terminated at any time by the written mutual agreement of the parties hereto, or by either party in the event that the other party has committed a material breach of any of the provisions of this Agreement and such breach has not been cured within 30 days of written notice thereof. In the event of the termination of this Agreement, as set forth in this paragraph, prior to the completion of the term herein specified in Article 1, Dr. Congleton shall be entitled to the compensation earned by him prior to the date of termination as provided for in Article 3 and the business expenses incurred by him prior to the date of termination as provided for in
Article 4, and thereafter NPE shall have no further liability under this Agreement to Dr. Congleton.





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                                   ARTICLE 9
                               GENERAL PROVISIONS
                             ENTIRETY OF AGREEMENT

         9.01 This Agreement supersedes all other agreements, either oral or in writing, between the parties with respect to the services of Dr. Congleton by NPE and contains all of the covenants and agreements between the parties with respect to such engagement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement, or promise shall be valid or binding.

                            LAW GOVERNING AGREEMENT

         9.02 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                                    VALIDITY

         9.03 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                                  COUNTERPARTS

         9.04 This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                                   AMENDMENTS

         9.05 This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.





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                                 ASSIGNABILITY

         9.06 This Agreement shall inure to the benefit of NPE and its successors and assigns. This Agreement shall not be assignable by Dr. Congleton and shall not be subject to attachment, execution, pledge or hypothecation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                  NEUTRAL POSTURE ERGONOMICS, INC.





                                  By:  /s/  REBECCA BOENIGK
                                     -----------------------------------------

                                          Name:    Rebecca Boenigk
                                               -------------------------------

                                          Its:     Chief Executive Offficer
                                              --------------------------------





                                  /s/ JEROME J. CONGLETON
                                  --------------------------------------------
                                  Dr. Jerome Congleton






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